Exhibit 10.1
SEVERANCE AGREEMENT
This Severance Agreement (the “Agreement”) is entered into as of ________ (the “Effective Date”) by and between Proto Labs, Inc., a Minnesota corporation (the “Company”), and ______________ (“Executive”), an individual residing in ___________.1
Recitals

A.    Executive is employed by the Company and is party to an Employee Confidentiality, Intellectual Property Assignment Agreement and Non-Solicitation Agreement, previously executed by Executive dated as of ____________ (the “Restrictive Covenants Agreement”), attached as Exhibit A to this Agreement.2
B.    Executive and the Company are or may become parties to Stock Option Agreements, Restricted Stock Unit Agreements and Performance Stock Unit Agreements (collectively, the “Award Agreements”), which provide Executive with options to purchase, or an opportunity to have vest, shares of the Company’s common stock (“Shares”) pursuant to Award Agreements and the Company’s 2022 Long-Term Incentive Plan (as amended from time to time, and any other equity compensation plans of the Company pursuant to which equity awards are granted to Executive, the “Plan”).
C.    It is desirable and in the best interests of the Company and its shareholders to continue to obtain the benefits of Executive’s services and attention to the affairs of the Company and to identify certain severance payments and benefits in the event that Executive is separated from employment with the Company under certain identified circumstances.
D.    For the reasons set forth above, the Company and Executive desire to enter into this Agreement.

Now, Therefore, in consideration of the foregoing and the mutual covenants set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:
Agreements
1.Term. The term of this Agreement shall commence on the Effective Date and expire on [DATE] (the “Expiration Date”), unless Executive’s employment is terminated at an earlier date in accordance with Section 4 hereof. The period between the Effective Date and the Expiration Date is referred to herein as the “Initial Term.” Effective as of the Expiration Date and each successive one year anniversary of the Effective Date (each an “Anniversary Date”), the term shall be automatically extended until the subsequent Anniversary Date (each a “Renewal Term”) unless Executive gives written notice of non-renewal to the Company at least sixty (60) days prior to the Anniversary Date on which this Agreement would otherwise be automatically extended that Executive elects not to extend the term. The Initial Term, together
1     For executives located outside of Minnesota, consider whether any state-specific modifications may be required or recommended based on then-current applicable state and local laws.
2     For executives located outside of Minnesota and in a state that permits employee non-competition covenants, add references to Employee Non-Competition Agreement and attach it as Exhibit B.

with any Renewal Terms, is the “Term.” If Executive remains employed by the Company after the Term, then Executive shall no longer be entitled to any severance payments or benefits under this Agreement and any severance rights Executive may have shall be according to the terms and conditions established by the Company from time to time.
2.At Will Employment. Executive’s employment with the Company shall be at will and Executive’s employment may be unilaterally terminated by either party at any time for any reason, subject to the terms of Sections 4 and 5 of this Agreement. The effective date of Executive’s termination of employment with the Company and its affiliates is referred to herein as the “Termination Date.”
3.Restrictive Covenants Agreement. Executive acknowledges entering into the Restrictive Covenants Agreement as a condition of Executive’s employment with the Company or otherwise in exchange for valid and valuable consideration and hereby acknowledges and confirms Executive’s commitments and obligations under the Restrictive Covenants Agreement. Nothing in this Agreement is intended to modify, amend, cancel or supersede the Restrictive Covenants Agreement in any manner.
4.Termination.
A.Termination of Employment. Except as provided in Sections 4.B., C., D. and E., each party hereto may terminate Executive’s employment by giving to the other party no less than thirty (30) days prior written notice of the party’s intent to terminate. If Executive voluntarily terminates Executive’s employment without Good Reason, then the Company shall have no further liability to Executive for any payment, compensation or benefit whatsoever, other than payment of Executive’s earned but unpaid salary, cash incentive bonus and benefits through the Termination Date and honoring Executive’s rights under the Award Agreements or under any other restricted stock, stock options, stock units or other equity agreement between Executive and the Company (collectively, “Equity Awards”). If the Company terminates Executive’s employment without Cause (as set forth in Section 4.D.) and other than as a result of death or Disability (as set forth in Section 4.C.), or if Executive terminates Executive’s employment for Good Reason (as set forth in Section 4.E.) (either such event being a “Qualifying Termination”), and subject to Executive’s compliance with Section 5 of this Agreement and with the Restrictive Covenants Agreement, then Executive shall be entitled to severance payments and benefits as described in and pursuant to the terms and conditions of Section 5 of this Agreement.
B.By Death. Executive’s employment shall be terminated automatically upon the death of Executive. The Company’s total liability in such event shall be limited to payment of Executive’s earned but unpaid salary, cash incentive bonus and benefits through the date of Executive’s death and honoring Executive’s rights under any Equity Awards.
C.By Disability. The Company may terminate Executive’s employment upon the inability of Executive to perform on a full-time basis the duties and responsibilities of Executive’s employment with the Company, after any reasonable accommodation that may be required under applicable law is made by the Company, by reason of Executive’s illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of one hundred and twenty (120) days (a “Disability”). A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least thirty (30) days. The Company shall have no liability for severance pay or benefits following any Termination Date due to Disability, other than payment of Executive’s earned but unpaid salary, cash incentive bonus and benefits through the Termination Date and honoring Executive’s rights under any Equity Awards, and any rights Executive has to disability insurance benefits under applicable law or the Company’s short or long term disability insurance policies as in effect at the time of termination.
D.For Cause. The employment relationship between Executive and the Company created hereunder shall automatically and immediately terminate upon receipt by Executive of notice of termination for Cause after the occurrence of any one of the events set forth below, each of which will be considered “Cause” for termination. For the avoidance of doubt, Executive will not be entitled to any compensation or benefits pursuant to this Agreement if the Company terminates Executive’s employment for Cause.
(i)Executive’s failure or refusal to perform satisfactorily the duties reasonably required of Executive by the Company (other than by reason of Disability);
(ii)Executive’s material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses);
(iii)Executive’s material breach of the Restrictive Covenants Agreement or any Company code of conduct;
(iv)Executive engaging in any act or practice that involves personal dishonesty on the part of Executive or demonstrates a willful and continuing disregard for the best interests of the Company or its affiliates; or
(v)While performing corporate duties and responsibilities, Executive engaging in conduct that would be reasonably expected to harm or bring disrepute to the Company, any of its affiliates, or any of their customers, employees or vendors.
E.Good Reason. Executive’s voluntary resignation of Executive’s employment under this Agreement will be considered to be with “Good Reason” if, following the occurrence of one or more of the events listed below, (1) Executive provides written notice to the Company’s Board of Directors (the “Board”) of the event(s) constituting Good Reason within sixty (60) days after the first occurrence of such event(s), (2) the Company fails to reasonably cure such event(s) within thirty (30) days after receiving such notice, and (3) the Termination Date is not later than thirty (30) days after the end of the period in which the Board may cure the event(s). For the avoidance of doubt, Executive will not be entitled to any compensation or benefits pursuant to this Agreement if Executive voluntarily resigns from Executive’s employment without Good Reason. The following events will give rise to Good Reason, unless Executive has consented thereto in writing:
(i)a material reduction in Executive’s total cash compensation, which is comprised of base salary and target incentive bonus, other than a reduction that is part of and proportionally consistent with a broad-based reduction in base compensation or target incentive bonus applicable to the Company’s senior executives;
(ii)a material diminution in Executive’s authority, duties or responsibilities;
(iii)a change in the location of the Company facility or office where Executive is based to a location more than fifty (50) miles from the Company facility or office where Executive is based as of the Effective Date; or
(iv)a material breach by the Company of any terms or conditions of this Agreement or any other agreement between Executive and the Company, which breach has not been cured by the Company within fifteen (15) days after written notice thereof to the Company from Executive.
5.Severance. If there is a Qualifying Termination, provided that Executive’s termination of employment constitutes an involuntary “separation from service” (a “Separation from Service”) under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), provided that Executive signs, within forty-five (45) days after the Separation from Service, and does not rescind a general waiver and release of claims in favor of the Company and its affiliates in a form to be prescribed by the Company, and provided further that Executive is in compliance with Executive’s continuing obligations to the Company (including but not limited to those in the Restrictive Covenants Agreement), then Executive will receive the severance payments and benefits identified in this Section 5. If Executive becomes eligible to receive any severance payments or benefits under this Section 5, then Executive will not be eligible to receive any severance payments or benefits under any other agreement between Executive and the Company or under any severance plan or program adopted by the Company. Notwithstanding any provisions in this Agreement to the contrary, this Agreement will not provide duplicate benefits with any severance plan or program adopted by the Company (“Other Severance Plan”). Executive will receive severance benefits, if any, pursuant to this Agreement, and not under any Other Severance Plan, which will not apply to Executive.
A.Payments Upon Qualifying Termination Prior to a Change in Control or After the Expiration of the Transition Period. If the Termination Date occurs during the Term and is prior to any Change in Control (as defined below) or after the Transition Period (as defined below), and if such termination is a Qualifying Termination, then, in addition to such base salary, cash incentive bonus and benefits that have been earned but not paid to Executive as of the Termination Date, and subject to Executive satisfying the conditions identified in the first paragraph of this Section 5, the Company shall provide to Executive the following severance payments and benefits:
(i)Base Salary Cash Severance. The Company shall pay to Executive an amount equal to one (1) times Executive’s annualized base salary as of the Termination Date (or, if Executive’s resignation is for Good Reason because the Company materially reduced Executive’s base compensation, one (1) times Executive’s annualized base salary as of immediately before such material reduction), less deductions and withholding required by law, payable in substantially equal installments in accordance with the Company’s regular payroll practices over the 12-month period immediately following the Termination Date; provided, however that any installments that otherwise would be payable within the 60-day period immediately following the termination date shall be delayed and payable with the installment that is payable on the Company’s first payroll date following the 60th day after the Termination Date. Notwithstanding anything above to the contrary, to the extent that the amount paid under the first sentence of this Section 5.A.(i) exceeds the lesser of two times (I) the limit of compensation set forth in section 401(a)(17) of the Code as in effect for the year in which the Termination Date occurs, or (II) Executive’s annualized compensation based upon the annual rate of pay for services to the Company for the calendar year prior to the calendar year in which the Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if Executive had not separated from service), then the then the Company shall make an additional separate lump sum payment to Executive equal to the excess amount. Such lump sum payment shall be a separate payment from the installment payments provided under this Section 5.A.(i) and shall be paid to Executive on the Company’s first payroll date following the 60th day after the Termination Date but in no event later than two and one-half (2 ½) months after the Termination Date.
(ii)Pro Rata Bonus Payment. The Company shall pay to Executive a pro rata cash incentive bonus amount calculated by multiplying the annual cash incentive bonus Executive would have received under the Company’s annual cash incentive bonus plan for the calendar year in which the Termination Date occurs assuming Executive would have remained employed through the date Executive would have otherwise earned an annual cash incentive bonus under such year’s annual cash incentive bonus plan by a fraction, the numerator of which is the number of days Executive was employed by the Company during the calendar year in which the Termination Date occurs through and including the Termination Date and the denominator of which is 365, less deductions and withholding required by law, payable in a lump sum at the same time as other eligible employees under the Company’s annual cash incentive bonus plan for such calendar year are paid their bonuses under such Company’s annual cash incentive bonus plan for such calendar year, but in any event no later than March 15 of the calendar year immediately following the calendar year in which the Termination Date occurs.
(iii)Benefits Continuation. If Executive was enrolled in a group health plan (e.g., medical, dental, or vision plan) sponsored by the Company immediately prior to the Termination Date, and if Executive (or Executive’s eligible dependents) timely elects to continue such coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”), then the Company will pay to the insurance carrier(s) its share of the premiums due for Executive and Executive’s eligible dependents for the first twelve (12) months of such coverage under COBRA (or until such earlier time as Executive and/or Executive’s eligible dependents are no longer eligible for COBRA coverage).
(iv)Vesting of Equity Awards. The Equity Awards shall be governed by their terms; however, the following provisions shall apply to the extent that they provide more favorable terms to the Executive than the terms set forth in the Equity Awards or in the Plan: if Executive has an unvested option to purchase Shares or any unvested Stock Units (as defined in the Plan) under any Equity Awards under the Plan addressing Executive’s option to purchase or right or have vest Shares, then a pro rata portion of any such time-based award scheduled to vest on the next anniversary of the grant date for such award will vest as of the Termination Date and a pro rata portion of any such performance-based award will vest as provided below. In the case of time-based awards, the number of additional Shares that Executive will have the option to purchase or will have vest as a result of such pro rata vesting will be determined by multiplying the total number of additional Shares Executive would have had the option to purchase, or have had vest, as of the next anniversary of the grant date for such award assuming Executive would have remained employed through such anniversary by a fraction, the numerator of which is the number of days Executive was employed by the Company during the then-current vesting year through and including the Termination Date and the denominator of which is 365. For performance-based awards, the number of additional Shares that Executive will have vest as a result of such pro rata vesting will be determined by multiplying the total number of additional Shares that would otherwise have been determined to have been earned had Executive remained employed through the end of the applicable performance period by a fraction, the numerator of which is the number of days Executive was employed by the Company during the performance period and the denominator of which is the number of days in the performance period (e.g., 1,095 days in the case of a three-year performance period). Performance-based awards will be settled within two and one-half (2 ½) months after the last day of the relevant performance period.
B.Payments Upon Termination During the Transition Period. If a Change in Control occurs during the Term and Executive’s Termination Date occurs on the date of the Change in Control or prior to the 18-month anniversary of the Change in Control (such 18-month period, the “Transition Period”), and if such termination is a Qualifying Termination, then, in addition to such base salary, cash incentive bonus and benefits that have been earned but not paid to Executive as of the Termination Date, and subject to Executive satisfying the conditions identified in the first paragraph of this Section 5, the Company shall provide to Executive the following severance payments and benefits:
(i)Base Salary Cash Severance. The Company shall pay to Executive an amount equal to one (1) times Executive’s annualized base salary as of the Termination Date (or, if Executive’s resignation is for Good Reason because the Company materially reduced Executive’s base compensation, one (1) times Executive’s annualized base salary as of immediately before such material reduction), less deductions and withholding required by law, payable in substantially equal installments in accordance with the Company’s regular payroll practices over the 12-month period immediately following the Termination Date; provided, however that any installments that otherwise would be payable within the 60-day period immediately following the Termination Date shall be delayed and payable with the installment that is payable on the Company’s first payroll date following the 60th day after the Termination Date. Notwithstanding anything above to the contrary, to the extent that the amount paid under the first sentence of this Section 5.B.(i) exceeds the lesser of two times (I) the limit of compensation set forth in section 401(a)(17) of the Code as in effect for the year in which the Termination Date occurs, or (II) Executive’s annualized compensation based upon the annual rate of pay for services to the Company for the calendar year prior to the calendar year in which the Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if Executive had not separated from service), then the Company shall make an additional separate lump sum payment to Executive equal to the excess amount. Such lump sum payment shall be a separate payment from the installment payments provided under this Section 5.B.(i) and shall be paid to Executive on the Company’s first payroll date following the 60th day after the Termination Date but in no event later than two and one-half (2 ½) months after the Termination Date.
(ii)Cash Bonus Payment. The Company shall pay to Executive an amount equal to the sum of: (1) one times Executive’s target annual cash incentive bonus for the calendar year in which the Termination Date occurs plus (2) the amount determined by multiplying (x) the annual cash incentive bonus Executive would have received under the Company’s annual cash incentive bonus plan for the calendar year in which the Termination Date occurs assuming Executive would have remained employed through the date Executive would have otherwise earned an annual cash incentive bonus under such year’s annual cash incentive bonus plan by (y) a fraction, the numerator of which is the number of days Executive was employed by the Company during the calendar year in which the Termination Date occurs through and including the Termination Date and the denominator of which is 365. The amount payable pursuant to this paragraph shall be reduced by deductions and withholding required by law, and shall be payable in a lump sum at the same time as other eligible employees under the Company’s annual cash incentive bonus plan for such calendar year are paid their bonuses under such Company’s annual cash incentive bonus plan for such calendar year, but in any event no later than March 15 of the calendar year immediately following the calendar year in which the Termination Date occurs.
(iii)Benefits Continuation. If Executive was enrolled in a group health plan (e.g., medical, dental, or vision plan) sponsored by the Company immediately prior to the Termination Date, and if Executive (or Executive’s eligible dependents) timely elects to continue such coverage under COBRA, then the Company will pay to the insurance carrier(s) its share of the premiums due for Executive and Executive’s eligible dependents for the first twelve (12) months of such coverage under COBRA (or until such earlier time as Executive and/or Executive’s eligible dependents are no longer eligible for COBRA coverage).
(iv)Full Accelerated Vesting of Equity. Notwithstanding any language in any Equity Award or in the Plan to the contrary, if Executive has any unvested awards of restricted stock units, options or other equity-based awards with respect to the

Company as of the Termination Date, then any such unvested awards will vest immediately as of the Termination Date. In the case of performance-based awards, the number of Shares subject to such accelerated vesting shall be based on a determination by the Board of the degree to which any performance-based vesting conditions will be deemed satisfied.
C.Additional Payments Upon or Following a Change in Control. If the Termination Date occurs during the Term and within ninety (90) days prior to a Change in Control, and if such termination is a Qualifying Termination and Executive reasonably demonstrates within thirty (30) days after the Change in Control that such Qualifying Termination arose in connection with or in anticipation of the Change in Control, then the Company shall provide to Executive the following severance payments and benefits (in addition to the severance payments and benefits Executive is eligible to receive under Section 5.A.), each of which shall be considered a separate payment:
(i)Cash Bonus Payment. The Company shall pay to Executive an amount equal to one (1) times Executive’s target annual cash incentive bonus for the calendar year in which the Termination Date occurred, less deductions and withholding required by law, payable as follows: (a) if the Change in Control and the Termination Date occur in the same calendar year, then in a lump sum at the same time as other eligible employees under the Company’s annual cash incentive bonus plan for such calendar year are paid their bonuses under such Company’s annual cash incentive bonus plan for such calendar year, but in any event no later than March 15 of the calendar year immediately following the calendar year in which the Termination Date occurred, or (b) if the Change in Control occurs in the calendar year following the year in which the Termination Date occurred, then in a lump sum not later than 60 days after the Change in Control.
(ii)Vesting of Equity Awards. The Company shall pay to Executive an amount equal to the intrinsic value of any unvested restricted stock units, options or other equity-based awards held by Executive as of the Termination Date that were forfeited as of the Termination Date, with such intrinsic value to be determined based on the per share price paid by the buyer for the Company’s common stock in connection with the Change in Control, or, if no per share price is paid by a buyer in connection with such Change in Control, the per share value of the Company’s common stock at the time of such Change in Control as determined in good faith by the Board as it exists prior to the consummation of the Change in Control, in each case, less any exercise price or other amount that would have been owed to the Company by Executive in order to realize the value of such awards. In the case of forfeited performance-based awards, the intrinsic value shall be based on the number of Shares subject to an award based on a determination by the Board of the degree to which any performance-based vesting or payment conditions will be deemed satisfied. Any amount payable under this Section 5.C.(ii) will be subject to deductions and withholding required by law and payable in a lump sum within the 30-day period immediately following the Change in Control.
D.Change in Control. For purposes of this Agreement, “Change in Control” has the meaning ascribed to such term in the Plan (as such document may be amended from time to time); provided that no Change in Control shall be deemed to have occurred unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.
E.Section 409A; Conditional Six-Month Delay. Any payments under this Section 5 (the “Payments”) are intended to be exempt from or satisfy the requirements for deferred compensation under Section 409A, including current and future guidance and regulations interpreting Section 409A, and should be interpreted and administered accordingly. However, if the Company (or, if applicable, the successor entity thereto) determines that the Payments (or any portion of the Payments) constitute “deferred compensation” under Section

409A and Executive is a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Payments shall be delayed as follows: on the earliest to occur of (i) the date that is six months and one day after the Termination Date, (ii) the date of the Specified Employee’s death, or (iii) such earlier date, as reasonably determined in good faith by the Company (or any successor entity thereto), as would not result in any of the Payments being subject to adverse personal tax consequences under Section 409A (such earliest date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Payments that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Payments had not been delayed pursuant to this Section 5.E. and (B) commence paying the balance of the Payments in accordance with the applicable payment schedules set forth in this Section 5 above. For the avoidance of doubt, it is intended that (1) each installment of the Payments is a separate “payment” for purposes of Section 409A, (2) all Payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under of Treasury Regulation 1.409A-1(b)(4)-(6), and 1.409A-1(b)(9)(iii), and (3) the Payments consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation 1.409A-1(b)(9)(v).
F.280G Limitations. In the event that the severance pay and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) would be subject to the excise tax imposed by Code Section 4999, then such benefits shall be either be: (A) delivered in full, or (B) delivered as to such lesser extent which would result in no portion of such severance pay and other benefits being subject to excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Code Section 4999, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to excise tax under Code Section 4999. Any determination required under this Section 5.F. will be made in writing by an accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5.F., the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5.F. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.F. Any reduction in payments and/or benefits required by this Section 5.F. shall occur in the following order: (i) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) accelerated vesting of restricted stock units, options or other equity-based awards, if any, shall be cancelled/reduced next and in the reverse order of the date of grant for such restricted stock units, options or other equity-based awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any restricted stock units, options or other equity-based awards are reduced; and (iii) deferred compensation amounts subject to Section 409A shall be reduced last.
6.Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction in accordance with Section 12 for injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
7.Attorney Fees. If any action at law or in equity, including any action for declaratory or injunctive relief, is brought which arises out of this Agreement or the termination of Executive’s employment, or which seeks to enforce or interpret this Agreement or to seek damages for its breach, the prevailing party shall be entitled to recover reasonable attorney fees from the non-prevailing party, which fees may be set by the court or arbitrator in the trial of such action, or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief which may be awarded.
8.Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign or delegate all or any portion of its rights and obligations under this Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock. Any such current or future successor to which any right or obligation has been assigned or delegated shall be deemed to be the “Company” for purposes of such rights or obligations of this Agreement. The rights and, obligations under this Agreement shall inure to the benefit of and shall be binding upon the heirs, legatees, administrators and personal representatives of Executive and upon the successors, affiliates, representatives and assigns of the Company.
9.Severability and Reformation. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law, and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid, or unenforceable under present or future law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.
10.Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, cable, telegram, facsimile transmission or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:
If to the Company:
Proto Labs, Inc.
5540 Pioneer Creek Drive
Maple Plain, MN 55359
Attention: President and CEO
If to Executive:

The last known address on file with the Company.

Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by cable, telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.
11.Further Actions. Whether or not specifically required under the terms of this Agreement, each party hereto shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of the party’s obligations specified herein or reasonably implied from the terms hereof.
12.Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company determines are required or authorized to be withheld pursuant to any applicable law or regulation. Except for any tax amounts withheld by the Company from any compensation that Executive may receive in connection with Executive’s employment with the Company and any employer taxes required to be paid by the Company under applicable laws or regulations, Executive is solely responsible for payment of any and all taxes owed in connection with any compensation, benefits, reimbursement amounts or other payments Executive receives from the Company under this Agreement or otherwise in connection with Executive’s employment with the Company. The Company does not guarantee any particular tax consequence or result with respect to any payment made by the Company. In no event should this Section 12 or any other provision of this Agreement be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Agreement, and the Company has no responsibility for tax or legal consequences to Executive resulting from the terms or operation of this Agreement; provided, however, to the extent that any post-termination COBRA premiums paid by the Company under Section 5 of this Agreement shall be taxable at the Termination Date or during the period for which such COBRA premiums are provided, then the Company shall pay to Executive an additional amount for each such month that the COBRA premiums are taxable.  The monthly amount will equal 15% of the applicable COBRA premium for that month and such amount will be paid to Executive within two and one half months after the month to which they relate, provided that the aggregate amount payable to Executive under this provision will not exceed the dollar limit in effect under Code section 402(g)(1)(B) for the year of the Termination Date, as provided in Treasury Regulations section 1.409A-1(b)(9)(v)(D).
13.Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than the State of Minnesota. The parties agree that any dispute concerning this Agreement is to be brought in the District Court in Hennepin County, Minnesota and consent to jurisdiction and venue therein.
14.Entire Agreement. This Agreement, the Restrictive Covenants Agreement, the Award Agreements and the Plan contain the entire understanding and agreement between the parties, except as otherwise specified herein, and supersede any other agreement between Executive and the Company, whether oral or in writing, with respect to the same subject matter; provided, however, that nothing herein shall supersede or replace any of the Company’s equity-based compensation plans and any award agreements with the Executive entered into thereunder.
15.No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
16.Counterparts. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.
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In Witness Whereof, the parties have executed this Agreement as of the date first above written.
THE COMPANY:
Proto Labs, Inc.
By

EXECUTIVE:

Executive Severance Agreement